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                     October 11, 2022

       Eitar Zamir
       Chief Financial Officer
       Stratasys Ltd.
       1 Holtzman Street
       Science Park
       P.O. Box 2496
       Rehovot, Israel 76124

                                                        Re: Stratasys Ltd.
                                                            Form 20-F for
Fiscal Year Ended December 31, 2021
                                                            Filed February 24,
2022
                                                            File No. 001-35751

       Dear Eitar Zamir:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation